EXTENSION OF GOVERNANCE AND VOTING AGREEMENT

This Extension of Voting and Governance Agreement (this “Agreement”) is made as of October 10, 2016, by and between ACRE Realty Investors Inc., formerly known as Roberts Realty Investors, Inc., (the “Company”), A-III Investment Partners LLC (“A-III”) and Charles S. Roberts (“Mr. Roberts”).

WHEREAS, the Company and Mr. Roberts are parties to that certain Employment Agreement, dated as of January 30, 2015 (the “Employment Agreement”), and the Company, A-III and Mr. Roberts are parties to that certain Governance and Voting Agreement, dated as of January 30, 2015 (the “Governance and Voting Agreement”);

WHEREAS, the expiration date of the Employment Agreement and Governance and Voting Agreement was previously extended by the parties to December 31, 2016;

WHEREAS, the parties have determined to further extend the Governance and Voting Agreement so that it will expire on June 30, 2017 instead of on December 31, 2016;

WHEREAS, the parties have determined not to further extend the Employment Agreement, which will expire on December 31, 2016; therefore, effective on December 31, 2016, Mr. Roberts’ employment with the Company, and all of the respective rights and obligations of the parties under the Employment Agreement, shall terminate, except for such rights and obligations that, by their terms, are intended to survive such termination in accordance with the terms of the Employment Agreement; and

WHEREAS, Mr. Roberts is a member of the board of directors of the Company (the “Board”) and his term of office as a member of the Board expires at the Company’s 2016 annual meeting of shareholders to be held on December 14, 2016 (the “Annual Meeting”), and the parties have agreed that Mr. Roberts will be nominated for re-election at the Annual Meeting.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

SECTION 1. Extension. The parties hereby agree to further extend the term of the Governance and Voting Agreement (the “Term”) from December 31, 2016 to June 30, 2017. Any references in the Governance and Voting Agreement to “the first anniversary of the date hereof,” “during the one-year period after the Closing Date,” “before the first anniversary of the Closing Date” or similar words or phrasing indicating when the Term of the Governance and Voting Agreement will expire or when certain rights or obligations thereunder will expire shall now mean “June 30, 2017.”

SECTION 2. Board Nomination. The parties hereby agree to nominate Mr. Roberts for re-election to the Board to be duly elected by the Company’s shareholders at the Annual Meeting.

SECTION 3. Other Provisions. Other than the Term of the Governance and Voting Agreement which is being extended hereby, all of the other respective rights and obligations of the parties under, and all other terms, conditions and provisions of, the Governance and Voting Agreement shall continue in full force and effect until June 30, 2017, unless the Governance and Voting Agreement is amended in writing by the parties or is sooner terminated in accordance with the provisions thereof.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACRE REALTY INVESTORS INC.	CHARLES S. ROBERTS

By: /s/ Gregory I. Simon	By: /s/ Charles S. Roberts
Name: Gregory I. Simon	Name: Charles S. Roberts
Title: Executive Vice President,
General Counsel and Secretary

A-III INVESTMENT PARTNERS LLC

By: /s/ Edward Gellert
Name: Edward Gellert
Title: Authorized Signatory